MUDRICK CAPITAL MANAGEMENT, L.P.

527 Madison Avenue, 6th Floor

New York, NY 10022

July 8, 2024

Getaround, Inc.

55 Green Street

San Francisco, California 94111

Attn: Tom Alderman; Spencer Jackson

Commitment Letter

Reference is made to:

a)
the SECOND AMENDED AND RESTATED INCREMENTAL SUPER PRIORITY NOTE SUBSCRIPTION AGREEMENT (as amended, supplemented or otherwise modified, the “Subscription Agreement”), dated April 26, 2024, by and between, among others, GETAROUND, INC., (the “Company”) and MUDRICK CAPITAL MANAGEMENT L.P., on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by it (together with its permitted successors and assigns, the “Holder”); and
b)
the INDENTURE (as amended, supplemented or otherwise modified, the “Indenture”), dated December 8, 2022, by and between, among others, the Company and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as trustee, governing the Company’s 8.00% / 9.50% Convertible Senior Secured PIK Toggle Notes due 2027 (the “Convertible Notes”).

Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Subscription Agreement or the Indenture, as applicable.

Pursuant to Section 2(b) of the Subscription Agreement, the Holder advises you of its commitment to provide, and hereby commits to provide, $20 million in additional funding on or prior to July 26, 2024, upon the terms and subject to the conditions set forth in the Subscription Agreement. There shall be no conditions to closing and funding other than those expressly set forth in the Subscription Agreement. The closing of the additional funding shall constitute a “Subsequent Closing” under the Subscription Agreement.

The Holder also advises you of its intention to convert, within 45 days after the 2024 annual meeting of stockholders of the Company, subject to applicable law, at least $10 million in aggregate principal amount of the Convertible Notes pursuant to the Indenture, assuming that (a) the stockholders approve the matters set forth in the Company’s proxy materials related to the 2024 annual meeting, (b) the Company’s common stock remains listed on the NYSE at the time of conversion and (c) the conversion does not result in any adverse tax consequences.

The provisions of Sections 7 and 8 of the Subscription Agreement shall apply mutatis mutandis to this letter.

MUDRICK CAPITAL MANAGEMENT, L.P. on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by it

By:	/s/ Jason Mudrick
Name: Jason Mudrick
Title: Chief Investment Officer